Contact: Mark Murphy, Chief Executive Officer
(714) 241-4411

Brett Maas, Investor Relations
Hayden Communications, Inc.
(646) 536-7331
For Immediate Release

PRO-DEX, INC. PROVIDES UPDATES ON TWO KEY DEVELOPMENTS

Company hires new Vice President of Engineering
Company announces signing of second major development agreement

SANTA ANA, CA, January 15, 2008 - PRO-DEX, INC. (NASDAQ: PDEX) announced today the completion of two key objectives which increase the strength of the Company’s operational infrastructure and continues the path to sustainable sales and profit growth.

Commenting on the recent events, Mark P. Murphy, Pro-Dex’s Chief Executive Officer said “after an extensive 12-month search, we are excited to announce the hiring of Richard A. Corrington as our new Vice President of Engineering. Dick brings to Pro-Dex 30 years of proven experience in building and leading diverse groups of technical professionals in the accelerated and reliable development of state-of-the-art products.”

Mr. Corrington has held multiple senior engineering leadership positions in the electronics and defense industries in both large and small organizations. He most recently served as the Senior Vice President of Engineering for Balboa Instruments in Tustin California, a manufacturer of sophisticated control electronics used in harsh environments.

“After considering more than 30 candidates for this critical position,” Mr. Murphy continued, “Dick is undoubtedly the one who brings the entire package: vision, leadership, technical capability, innovation, discipline, and character. He is not only the right choice for today, but will help us build the technical platform upon which to grow. We could not be more enthusiastic about our selection. In addition to building the engineering capabilities in our Santa Ana operations, Dick’s experience in the electronics and defense industries should help further integrate the technical capabilities of all three of our business units.”

Mr. Corrington has a B.S.E.E. from the University of Michigan, has completed advanced studies in Computer Science and Business at the University of Minnesota and is the holder of numerous US design and utility patents.

The Company also announced that it had recently entered into a Development Agreement with a new customer in the orthopedic market to develop a complete bone-cutting surgical drive system that will be integrated into the customer’s proprietary clinical techniques. Revenue from the development services to be provided by Pro-Dex are estimated at $800,000 over the next 15 months. The Development Agreement also contemplates that Pro-Dex will be the exclusive manufacturer of the new product, with sales projected to begin in approximately May of 2009.

Commenting on the Development Agreement, Pro-Dex’s Executive Vice President, Patrick Johnson said “this is an ideal development project for Pro-Dex as it fully utilizes all of our technical core competencies in micro rotary power generation, sophisticated motor control and innovative electro-mechanical design and integration. Revenue from the Agreement will fully support the coordinated development efforts of our three business units, each of which will manufacture key components of the overall system, demonstrating the synergistic opportunity that this is for Pro-Dex. This is an exciting contract for us and sets a new bar for an A-profile project.”

In addition to the development of the capital equipment for the drive system, Pro-Dex will be designing several consumable elements of the system which when manufactured will provide a revenue stream for Pro-Dex from each clinical procedure performed.

As a result of this Agreement and other bookings, the Company’s backlog remained strong at approximately $11.7 million as of December 31, 2007.

Mr. Murphy concluded about both events, “Each day we become a stronger Company. The hiring of Dick Corrington and the signing of this major development agreement are two more major milestones in our journey, confirming that we are on the right path. We continue to be persistent in our pursuit of building a sustainable operating machine and so far, our efforts are paying off.”

Pro-Dex Inc., with operations in Santa Ana, California; Beaverton, Oregon; and Carson City, Nevada specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities, commercial and military aircraft, and high tech manufacturing operations globally.
For more information, visit the Company's website at http://www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.